EXHIBIT 99.1
FOR FURTHER INFORMATION CONTACT:
Stericycle Investor Relations 847-607-2012
Stericycle Media 847-964-2288
Stericycle, Inc. Reports Results
For the First Quarter 2022
BANNOCKBURN, Ill., April 28, 2022 - Stericycle, Inc. (Nasdaq: SRCL) today reported results for the first quarter ended March 31, 2022.

Revenues for the first quarter were $664.2 million, a decrease of 0.6% compared to $668.0 million in the first quarter of 2021. Organic revenues increased 2.1%. Income from operations was $5.9 million compared to $59.1 million in the first quarter of 2021. Net loss was $14.2 million, or $0.15 diluted loss per share, compared to net income of $26.1 million, or $0.28 diluted earnings per share, in the first quarter of 2021. Adjusted income from operations was $59.0 million, compared to $110.0 million in the first quarter of 2021. Adjusted diluted earnings per share was $0.32, compared to $0.71 in the first quarter of last year. Cash flow from operations for the three months ended March 31, 2022 was an outflow of $38.8 million, compared to an inflow of $62.6 million in the same period of 2021. Free cash flow was an outflow of $76.3 million for the three months ended March 31, 2022, compared to an inflow of $37.9 million in the same period of 2021.
KEY BUSINESS HIGHLIGHTS:
•Organic revenues grew 2.1% compared to the first quarter of 2021 with Secure Information Destruction (“SID”) organic revenue growing 9.5%, which was partially offset by Regulated Waste and Compliance Services (“RWCS”) organic revenue declining 1.0% due to year-over-year reduction in COVID-19 related transactional volumes, such as vaccine and testing waste, international waste over-classification and patient engagement related call volumes.
•In the latter portion of the first quarter, pricing actions began to partially offset the inflationary cost pressures that accelerated compared to the fourth quarter.
•Labor shortages improved in the latter portion of the first quarter as COVID-19 related absences and operational openings declined.
•The Company reached agreements with the U.S. Securities and Exchange Commission (“SEC”), the U.S. Department of Justice (“DOJ”) and Brazilian authorities to resolve the FCPA related investigations into conduct in the Latin America businesses before 2017.
“We are reaffirming our annual guidance for 2022. As we mentioned last quarter, we anticipated that the first half of 2022, would have lower results compared to 2021. I am proud of how our team members overcame challenges from the Omicron variant and we are encouraged with our momentum as we exit the first quarter and look to the rest of the year.” said Cindy J. Miller, President and Chief Executive Officer. “Additionally, I’m pleased with our announcement last week of our resolution of the legacy FCPA matter as it represents an important milestone in Stericycle’s transformation journey. Over the past several years, we have focused on instituting new policies, procedures and internal controls, as well as building a culture of compliance, integrity and accountability that aligns with our core values across our entire global operation.”

FIRST QUARTER FINANCIAL RESULTS
U.S. Generally Accepted Accounting Principles (GAAP) Results
•Revenues in the first quarter were $664.2 million, compared to $668.0 million in the first quarter of 2021. Of the $3.8 million decline, the impact of divestitures was $13.7 million, unfavorable foreign exchange rates was $6.0 million and the decline in RWCS organic revenues was $4.7 million. These were mostly offset by SID organic revenue growth of $18.4 million and the impact of an acquisition of $2.2 million.
•Income from operations in the first quarter was $5.9 million, compared to $59.1 million in the first quarter of 2021. The $53.2 million decline was primarily due to (1) higher cost of revenues mainly driven by increased operating labor costs primarily due to wage adjustments, overtime, and onboarding costs of approximately $11.0 million and higher supply chain and other inflationary costs of approximately $8.0 million and (2) higher selling, general and administrative expenses mainly driven by higher legal expenses of $12.3 million, including an additional accrual of $9.2 million related to the FCPA Settlement; bad debt expense of $5.1 million, as it returned to a more normalized level; higher selling cost of approximately $4.8 million, and higher medical claims of approximately $3.0 million.
•Net loss in the first quarter was $14.2 million, or $0.15 diluted loss per share, compared to net income of $26.1 million, or $0.28 diluted earnings per share, in the first quarter of 2021. The difference was primarily related to lower income from operations of $53.2 million, as explained above, partially offset by lower tax expense of $10.9 million.
•Cash flow from operations for the three months ended March 31, 2022, was an outflow of $38.8 million, compared to an inflow of $62.6 million in the same period of 2021. The year-over-year decline of $101.4 million was primarily driven by the timing of changes in net working capital of $67.0 million, driven mainly by accounts receivables and accounts payables, and lower cash generated from income from operations of $34.4 million.
•Cash paid for capital expenditures for the three months ended March 31, 2022, was $37.5 million, compared to $24.7 million in the same period of 2021. The $12.8 million increase in capital expenditures was mainly attributable to the timing of cash payments.
Non-GAAP Results
•For the first quarter of 2022, organic revenues increased 2.1%, which excludes the impact of divestitures, an acquisition and foreign exchange rates. SID organic revenues grew 9.5%, which was partially offset by RWCS organic revenue declining 1.0% due to year-over-year reduction in COVID-19 related transactional volumes, such as vaccine and testing waste, international waste over-classification and patient engagement related call volumes.
•Adjusted income from operations was $59.0 million compared to $110.0 million in the first quarter of 2021. As a percentage of revenues, the 760 basis points decrease was primarily driven by ongoing IT operating expenditures of 200 basis points, labor costs of approximately 170 basis points, supply chain and other inflationary costs of approximately 120 basis points, bad debt expense of approximately 80 basis points, selling costs of approximately 70 basis points and medical claims of approximately 50 basis points.
•Adjusted diluted earnings per share was $0.32 compared to $0.71 in the first quarter of 2021. Excluding the impact from divestitures, an acquisition and foreign exchange rates of $0.02; the remaining $0.37 year-over-year decline was driven by higher labor, supply chain and other inflationary costs of $0.15; higher ongoing IT operating expenditures of $0.11; and higher selling costs, bad debt expense and other of $0.11.
•Free cash flow for the three months ended March 31, 2022, was an outflow of $76.3 million, compared to an inflow of $37.9 million in the same period of 2021. The $114.2 million decrease was primarily due to lower cash flow from operations of $101.4 million and increased cash paid for capital expenditures of $12.8 million, as explained above.

RECENT EVENTS
•On April 6, 2022, Stericycle announced its new SafeShield™ antimicrobial medical waste containers, a line of high-quality, standardized containers specifically designed for the storage and transport of regulated medical waste. For more information, visit stericycle.com/en-us/about-us/press-releases.
•On April 20, 2022, Stericycle announced that it had agreed to resolutions with the SEC, DOJ and Brazilian authorities to resolve anti-corruption investigations that began in 2017 into Stericycle’s historical operations in Latin America. For more information, visit stericycle.com/en-us/about-us/press-releases.

CONFERENCE CALL INFORMATION
Stericycle is holding its first quarter earnings conference call on Thursday, April 28, 2022, at 8:00 a.m. central time. Dial (844) 200-6205 in the U.S., (833) 950-0062 in Canada, or (929) 526-1599 if outside the U.S./Canada at least 10 minutes before the call begins. Upon dialing the number, you will be prompted to enter the Access Code 791691. To access presentation materials or listen to the call via an internet webcast, visit investors.stericycle.com.

The first quarter earnings call is being recorded and a replay will be available approximately one hour after the end of the conference call until May 26, 2022. To access a replay of the call, dial (866) 813-9403 in the U.S., (226) 828-7578 in Canada, or +44-204-525-0658 if outside the U.S./Canada and enter the Replay Access Code 281677. A replay of the webcast will also be available at investors.stericycle.com.
NON-GAAP FINANCIAL MEASURES
Non-GAAP financial measures are reconciled to the most comparable U.S. GAAP measures in the schedules attached hereto. Net debt is calculated as total debt less cash as defined in the credit agreement.
ABOUT STERICYCLE
Stericycle, Inc., (Nasdaq: SRCL) is a U.S. based business-to-business services company and leading provider of compliance-based solutions that protects people, promotes health and safeguards the environment.  Stericycle serves customers in the U.S. and 16 other countries worldwide with solutions for regulated waste and compliance services, secure information destruction and patient engagement.  For more information about Stericycle, please visit stericycle.com.

SAFE HARBOR STATEMENT
This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “believes”, “expects”, “anticipates”, “estimates”, “may”, “plan”, “will”, “goal”, or similar expressions, we are making forward-looking statements. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of our management about future events and are therefore subject to risks and uncertainties, which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Factors that could cause such differences include, among others, inflationary cost pressure in labor, supply chain and other expenses, decreases in the volume of regulated wastes or personal and confidential information collected from customers, the ability to implement the remaining phases of our ERP system, and disruptions resulting from deployment of our ERP system, disruptions in our supply chain, disruptions in or attacks on information technology systems, developments in the COVID-19 pandemic and the resulting impact on the results of operations, long-term remote work arrangements which may adversely affect our business, measures taken by governmental authorities to prevent the spread of the COVID-19 virus which could disrupt our supply chain, result in disruptions in transportation services and restrictions on the ability of our team members to travel, result in temporary closure of our facilities or the facilities of our customers and suppliers, affect the volume of paper processed by our secure information destruction business and the revenue generated from the sale of SOP, labor shortages, an economic disruption in the U.S. and other countries resulting from the COVID-19 virus, changing market conditions in the healthcare industry, competition and demand for services in the regulated waste and secure information destruction industries, SOP pricing volatility, foreign exchange rate volatility in the jurisdictions in which we operate, changes in governmental regulation of the collection, transportation, treatment and disposal of regulated waste or the proper handling and protection of personal and confidential information, the level of government enforcement of regulations governing regulated waste collection and treatment or the proper handling and protection of personal and confidential information, charges related to portfolio optimization or the failure of acquisitions or divestitures to achieve the desired results, failure to consummate transactions with respect to non-core businesses, the obligations to service substantial indebtedness and comply with the covenants and restrictions contained in our credit agreements and notes, a downgrade in our credit rating resulting in an increase in interest expense, political, economic, inflationary and other risks related to our foreign operations, the outcome of pending, future or settled litigation or investigations including with respect to the U.S. Foreign Corrupt Practices Act and foreign anti-corruption laws, weather and environmental changes related to climate change, requirements of customers and investors for net carbon zero emissions strategies, and the introduction of regulations for greenhouse gases, which could negatively affect our costs to operate, failure to maintain an effective system of internal control over financial reporting, as well as other factors described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Forms 10-Q. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We disclaim any obligation to update or revise any forward-looking or other statements contained herein other than in accordance with legal and regulatory obligations.

STERICYCLE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(Unaudited)

In millions, except per share data
	Three Months Ended March 31,
	2022	% Revenues	2021	% Revenues	$ Change	% Change
Revenues	$664.2	100.0%	$668.0	100.0%	$(3.8)	(0.6)%
Cost of revenues	419.7	63.2%	406.6	60.9%	13.1	3.2%
Gross profit	244.5	36.8%	261.4	39.1%	(16.9)	(6.5)%
Selling, general and administrative expenses	238.6	35.9%	202.3	30.3%	36.3	17.9%
Income from operations	5.9	0.9%	59.1	8.8%	(53.2)	(90.0)%
Interest expense, net	(16.3)	(2.5)%	(18.4)	(2.8)%	(2.1)	(11.4)%
Other expense, net	(0.8)	(0.1)%	(0.7)	(0.1)%	0.1	14.3%
(Loss) income before income taxes	(11.2)	(1.7)%	40.0	6.0%	(51.2)	(128.0)%
Income tax expense	(2.9)	(0.4)%	(13.8)	(2.1)%	(10.9)	(79.0)%
Net (loss) income	(14.1)	(2.1)%	26.2	3.9%	(40.3)	(153.8)%
Net income attributable to noncontrolling interests	(0.1)	0.0%	(0.1)	0.0%	0.0	0.0%
Net (loss) income attributable to Stericycle, Inc. common shareholders	$(14.2)	(2.1)%	$26.1	3.9%	$(40.3)	(154.4)%
(Loss) earnings per common share attributable to Stericycle, Inc. common shareholders:
Basic	$(0.15)		$0.29			(151.7)%
Diluted	$(0.15)		$0.28			(153.6)%
Weighted average number of common shares outstanding:
Basic	92.0		91.6
Diluted	92.0		92.0
STATISTICS - U.S. GAAP AND NON-GAAP ADJUSTED FINANCIAL MEASURES
(Unaudited)

In millions, except per share data
	Three Months Ended March 31,
	2022	% Revenues	2021	% Revenues
Statistics - U.S. GAAP
Effective tax rate	(25.9)%		34.5%
Statistics - Adjusted (1)
Adjusted selling, general and administrative expenses	$185.5	27.9%	$151.4	22.7%
Adjusted income from operations	$59.0	8.9%	$110.0	16.5%
Adjusted EBITDA	$86.3	13.0%	$135.2	20.2%
Adjusted net income attributable to common shareholders	$29.1	4.4%	$64.9	9.7%
Adjusted effective tax rate	30.3%		28.5%
Adjusted diluted earnings per share	$0.32		$0.71
Adjusted diluted shares outstanding	92.3		92.0
(1)Adjusted financial measures are Non-GAAP measures and exclude adjusting items as described and reconciled to comparable U.S. GAAP financial measures in the Reconciliation of U.S. GAAP to Non-GAAP Financial Measures contained in this Press Release.

STERICYCLE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

In millions, except per share data
	March 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$59.6	$55.6
Accounts receivable, less allowance for doubtful accounts of $48.2 in 2022 and $43.3 in 2021	457.2	420.4
Prepaid expenses	42.9	45.6
Other current assets	53.8	53.9
Total Current Assets	613.5	575.5
Property, plant and equipment, less accumulated depreciation of $677.8 in 2022 and $658.5 in 2021	713.1	711.0
Operating lease right-of-use assets	346.5	344.8
Goodwill	2,808.8	2,815.7
Intangible assets, less accumulated amortization of $768.2 in 2022 and $736.6 in 2021	932.9	964.5
Other assets	62.3	61.6
Total Assets	$5,477.1	$5,473.1
LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$17.3	$19.9
Bank overdrafts	1.0	1.6
Accounts payable	210.9	218.9
Accrued liabilities	308.8	359.6
Operating lease liabilities	84.6	85.5
Other current liabilities	46.9	46.2
Total Current Liabilities	669.5	731.7
Long-term debt, net	1,678.3	1,589.8
Long-term operating lease liabilities	282.0	279.8
Deferred income taxes	410.4	411.0
Long-term taxes payable	15.9	19.1
Other liabilities	39.6	38.9
Total Liabilities	3,095.7	3,070.3

Commitments and contingencies

EQUITY
Common stock (par value $0.01 per share, 120.0 shares authorized, 92.1 and 91.9 issued and outstanding in 2022 and 2021, respectively)	0.9	0.9
Additional paid-in capital	1,263.4	1,261.8
Retained earnings	1,340.6	1,354.8
Accumulated other comprehensive loss	(227.4)	(218.8)
Total Stericycle, Inc.’s Equity	2,377.5	2,398.7
Noncontrolling interests	3.9	4.1
Total Equity	2,381.4	2,402.8
Total Liabilities and Equity	$5,477.1	$5,473.1

STERICYCLE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

In millions
	Three Months Ended March 31,
	2022	2021
OPERATING ACTIVITIES:
Net (loss) income	$(14.1)	$26.2
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation	27.3	25.5
Intangible amortization	32.4	29.8
Stock-based compensation expense	4.8	5.1
Deferred income taxes	0.7	(2.1)
Loss on disposal of property plant and equipment and other charges	0.3	—
Other, net	0.6	1.9
Changes in operating assets and liabilities:
Accounts receivable	(37.3)	(10.4)
Prepaid expenses	2.9	14.4
Accounts payable	(2.1)	11.2
Accrued liabilities	(40.9)	(34.2)
Other assets and liabilities	(13.4)	(4.8)
Net cash from operating activities	(38.8)	62.6
INVESTING ACTIVITIES:
Capital expenditures	(37.5)	(24.7)
Other, net	0.7	0.2
Net cash from investing activities	(36.8)	(24.5)
FINANCING ACTIVITIES:
Repayments of long-term debt and other obligations	(5.6)	(6.3)
Repayments of foreign bank debt	(0.1)	(0.1)
Repayments of term loan	—	(11.9)
Proceeds from senior credit facility	364.4	269.3
Repayments of senior credit facility	(272.5)	(288.8)
(Repayment of) proceeds from bank overdrafts, net	(0.7)	4.3
Payments of finance lease obligations	(0.9)	(0.9)
Proceeds from issuance of common stock, net of (payments of) taxes from withheld shares	(5.2)	(5.1)
Payments to noncontrolling interest	—	(0.6)
Net cash from financing activities	79.4	(40.1)
Effect of exchange rate changes on cash and cash equivalents	0.2	(1.3)
Net change in cash and cash equivalents	4.0	(3.3)
Cash and cash equivalents at beginning of period	55.6	53.3
Cash and cash equivalents at end of period	$59.6	$50.0

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid, net of capitalized interest	$28.0	$20.0
Income taxes paid (refund), net	$1.4	$1.9
Capital expenditures in Accounts payable	$17.5	$15.5
Free Cash Flow (1)	$(76.3)	$37.9
(1)Free Cash Flow is calculated as Net cash from operating activities less Capital expenditures.

Table 1–A: REVENUE CHANGES BY SERVICE AND SEGMENT (UNAUDITED) –
THREE MONTHS ENDED MARCH 31, 2022 AND 2021

	Three Months Ended March 31,
	In millions				Components of Change (%) (1)
	2022	2021	Change ($)	Change (%)	Organic Growth (2)	Acquisition	Divestitures	Foreign Exchange(3)
Revenue by Service
Regulated Waste and Compliance Services	$452.6	$473.6	$(21.0)	(4.4)%	(1.0)%	0.5%	(2.9)%	(1.0)%
Secure Information Destruction Services	211.6	194.4	17.2	8.8%	9.5%	—%	—%	(0.7)%
Total Revenues	$664.2	$668.0	$(3.8)	(0.6)%	2.1%	0.3%	(2.1)%	(0.9)%
North America
Regulated Waste and Compliance Services	$362.1	$366.8	$(4.7)	(1.3)%	0.1%	0.6%	(2.0)%	—%
Secure Information Destruction Services	181.6	166.9	14.7	8.8%	8.8%	—%	—%	—%
Total North America Segment	$543.7	$533.7	$10.0	1.9%	2.8%	0.4%	(1.4)%	—%
International
Regulated Waste and Compliance Services	$90.5	$106.8	$(16.3)	(15.3)%	(4.7)%	—%	(6.1)%	(4.4)%
Secure Information Destruction Services	30.0	27.5	2.5	9.1%	13.6%	—%	—%	(4.8)%
Total International Segment	$120.5	$134.3	$(13.8)	(10.3)%	(0.9)%	—%	(4.9)%	(4.5)%

See footnote descriptions below Table 1 – B
Table 1–B: COMPONENTS OF REVENUE CHANGE IN DOLLARS (UNAUDITED)

(In millions)
Three Months Ended March 31, 2022
Organic Growth (2)	$13.7
Acquisition	2.2
Divestitures	(13.7)
Foreign exchange (3)	(6.0)
Total Change	$(3.8)
(1)Components of Change (%) in summation may not cross-foot to the total Change (%) due to rounding.
(2)Organic growth is the change in Revenues which includes SOP (sorted office paper) pricing and volume and excludes the impact of divestitures, an acquisition and foreign exchange.
(3)The comparisons at constant currency rates (foreign exchange) reflect comparative local currency balances at prior period’s foreign exchange rates. Stericycle calculated these percentages by taking current period reported Revenues less the respective prior period reported Revenues, divided by the prior period reported Revenues, all at the respective prior period’s foreign exchange rates. This measure provides information on the change in Revenues assuming that foreign currency exchange rates have not changed between the prior and the current period. Management believes the use of this measure aids in the understanding of changes in Revenues without the impact of foreign currency.

RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)
Table 2-A: THREE MONTHS ENDED MARCH 31, 2022 and 2021

(In millions, except per share data)
	Three Months Ended March 31, 2022
	Selling, General and Administrative Expenses	Income from Operations	Net (Loss) Income Attributable to Common Shareholders (d)	Diluted (Loss) Earnings Per Share
U.S. GAAP Financial Measures	$238.6	$5.9	$(14.2)	$(0.15)
Adjustments:
ERP Implementation (1)	(5.6)	5.6	4.2	0.05
Intangible Amortization (2)	(32.4)	32.4	25.2	0.27
Portfolio Optimization (3)	(1.3)	1.3	1.0	0.01
Litigation, Settlements and Regulatory Compliance (4)	(13.8)	13.8	12.9	0.14
Total Adjustments	(53.1)	53.1	43.3	0.47
Adjusted Financial Measures (a)	$185.5	$59.0	$29.1	$0.32
Depreciation (b)		27.3
Adjusted EBITDA (c)		$86.3

(In millions, except per share data)
	Three Months Ended March 31, 2021
	Selling, General and Administrative Expenses	Income from Operations	Net Income Attributable to Common Shareholders (d)	Diluted Earnings Per Share
U.S. GAAP Financial Measures	$202.3	$59.1	$26.1	$0.28
Adjustments:
ERP Implementation (1)	(17.9)	17.9	13.3	0.14
Intangible Amortization (2)	(29.8)	29.8	23.1	0.25
Portfolio Optimization (3)	(1.2)	1.2	0.9	0.02
Litigation, Settlements and Regulatory Compliance (4)	(2.0)	2.0	1.5	0.02
Total Adjustments	(50.9)	50.9	38.8	0.43
Adjusted Financial Measures (a)	$151.4	$110.0	$64.9	$0.71
Depreciation (b)		25.2
Adjusted EBITDA (c)		$135.2

(In millions, except per share data)
	First Quarter 2022 Change Compared to First Quarter 2021
	Selling, General and Administrative Expenses	Income from Operations	Net (Loss) Income Attributable to Common Shareholders	Diluted (Loss) Earnings Per Share
U.S. GAAP Financial Measures	$36.3	$(53.2)	$(40.3)	$(0.43)
Adjustments:
ERP Implementation	12.3	(12.3)	(9.1)	(0.09)
Intangible Amortization	(2.6)	2.6	2.1	0.02
Portfolio Optimization	(0.1)	0.1	0.1	(0.01)
Litigation, Settlements and Regulatory Compliance	(11.8)	11.8	11.4	0.12
Total Adjustments	(2.2)	2.2	4.5	0.04
Adjusted Financial Measures	$34.1	$(51.0)	$(35.8)	$(0.39)
Depreciation		2.1
Adjusted EBITDA		$(48.9)

The following table provides adjustments to Income from Operations categorized as follows:

(In millions)
	Three Months Ended March 31,
	2022	2021
Non-Cash Related	$32.4	$30.1
Cash Related	20.7	20.8
Total	$53.1	$50.9
Non-cash related adjustments include the following:

(In millions)
	Three Months Ended March 31, 2022
	Depreciation of Property, Plant and Equipment	Amortization of Intangibles	Total
Adjustments:
ERP Implementation (1)	$—	$—	$—
Intangible Amortization (2)	—	32.4	32.4
Total Non-Cash Charges	$—	$32.4	$32.4

(In millions)
	Three Months Ended March 31, 2021
	Depreciation of Property, Plant and Equipment	Amortization of Intangibles	Total
Adjustments:
ERP Implementation (1) (b)	$0.3	$—	$0.3
Intangible Amortization (2)	—	29.8	29.8
Total Non-Cash Charges	$0.3	$29.8	$30.1
U.S. GAAP results for the three months ended March 31, 2022 and 2021 include:
(1) ERP Implementation: In 2022, Selling, General, and Administrative expenses (“SG&A”) includes $5.6 million of consulting and professional fees related to our ERP Implementation. In 2021, SG&A includes $17.9 million of expenses related to our ERP Implementation, of which $11.6 million related to consulting and professional fees, $3.1 million related to software usage/maintenance fees, $1.9 million related to internal costs, and $1.3 million of other related costs.
(2) Intangible Amortization: Intangible amortization expense from acquisitions.
(3) Portfolio Optimization: In 2022 and 2021, SG&A includes consulting and professional fees associated with our Portfolio Optimization efforts of $1.3 million and $1.2 million, respectively.
(4) Litigation, Settlements, and Regulatory Compliance: In 2022, SG&A includes a FCPA Settlement accrual increase of $9.2 million. In 2022 and 2021, SG&A includes $4.6 million and $2.0 million, respectively, of primarily consulting and professional fees related to certain litigation, settlement and regulatory compliance matters.

(a) The Non-GAAP financial measures contained in this press release are reconciled to the most comparable measures calculated in accordance with U.S. GAAP in the schedules attached to this release. Management believes the Non-GAAP financial measures are useful measures of Stericycle’s performance because they provide additional information about Stericycle’s operations and exclude certain adjusting items, allowing better evaluation of underlying business performance and better period-to-period comparability. The Non-GAAP financial measures contained in this press release may not be calculated in the same manner as certain other Non-GAAP financial measures and are used solely to evaluate management’s performance for incentive compensation purposes. All Non-GAAP financial measures are intended to supplement the applicable U.S. GAAP measures and should not be considered in isolation from, or a replacement for, financial measures prepared in accordance with U.S. GAAP and may not be comparable to or calculated in the same manner as Non-GAAP financial measures published by other companies.
(b) Three months ended March 31, 2021, excludes depreciation charges of $0.3 million, which is included in ERP Implementation.
(c) Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (Adjusted EBITDA) is Income from operations excluding certain adjusting items, depreciation and intangible amortization.
(d) Under the Net (Loss) Income Attributable to Common Shareholders column, adjustments are shown net of tax in aggregate of $9.8 million and $12.1 million for the three months ended March 31, 2022 and 2021, respectively, based on applying the statutory tax rate for the jurisdictions in which the adjustment occurred or, by adjusting the tax effect to consider the impact of applying an annual effective tax rate on an interim basis. For purposes of reconciling adjusted diluted earnings per share with respect to taxes period-over-period, the company utilizes a “rate approach” to highlight the impact of the adjusted tax rate. It is computed by multiplying the prior period adjusted rate by the current period adjusted income before taxes to determine the expected tax expense. Such expected tax expense is then compared to actual tax expense. Expected tax in excess of actual tax variance is favorable; actual tax in excess of expected tax variance is unfavorable. The variance divided by diluted shares outstanding at the end of the period yields the impact on earnings per share. Management believes the use of this measure best aids in explaining the impact of a changing tax rate.